Exhibit 99.1

Adaptimmune Announces Entry into Definitive Agreement for Sale of TECELRA, lete-cel, afami-cel and uza-cel Cell Therapies to US WorldMeds

Tecelra will continue to be available to patients without interruption

US WorldMeds plans to bring lete-cel to market and will continue development of uza-cel in collaboration with Galapagos

Purchase price is $55m in cash to be paid upon consummation of the sale with up to $30m in potential future payments upon achievement of certain milestones

Adaptimmune will retain rights to its preclinical assets including PRAME, CD70, and its allogeneic program

Adaptimmune will restructure to support the transition of these therapies to US WorldMeds and to maximize value from its remaining assets

Adaptimmune’s Board of Directors determined this transaction is in the best interest of all stakeholders following a comprehensive review of all strategic alternatives

Philadelphia, Pennsylvania and Oxford, United Kingdom, July 28, 2025--Adaptimmune Therapeutics plc (NASDAQ: ADAP), a company redefining the treatment of solid tumor cancers with cell therapy, today announced its entry into a definitive agreement for the sale of TECELRA, lete-cel, afami-cel, and uza-cel cell therapies to US WorldMeds. Consummation of the sale is expected to occur before the end of the week.

Adrian Rawcliffe, Adaptimmune's Chief Executive Officer: “Adaptimmune has been at the forefront of solid tumor cell therapy and delivering groundbreaking treatments to patients for more than a decade. We were the first company to obtain a marketing authorization for an engineered TCR T-cell therapy, TECELRA, and we have a second cell therapy, lete-cel, with approval anticipated in 2026. However, given the financial situation of the Company, it is clear that securing the right strategic option was critical to maximize value for all of our stakeholders and importantly ensure our patients continue to receive TECELRA. After an extensive review of all strategic alternatives available to Adaptimmune we are convinced that this transaction represents the best path forward for Adaptimmune, our patients and stakeholders.”

Breck Jones, US WorldMeds Chief Executive Officer: “Anchored by a first-in-class commercial therapy and a promising pipeline, this acquisition is a meaningful step forward in our mission to bring hope and innovation to patients who need it most. US WorldMeds deeply respects the strong foundation Adaptimmune has built in the cell therapy space and is committed to carrying that work forward - advancing and delivering these important therapies to the people and families who are counting on them.”

Under the terms of the asset purchase agreement, US WorldMeds will purchase the TECELRA, uza-cel, afami-cel and lete-cel cell therapy assets of Adaptimmune (the “Assigned Assets”) and all intellectual property rights exclusively relating to such Assigned Assets. In return, Adaptimmune will receive $55 million in cash upon consummation of the sale. In addition, US WorldMeds has agreed to make future payments of up to $30 million to Adaptimmune upon the achievement of certain milestones. Adaptimmune and US WorldMeds will also enter into a license agreement pursuant to which, among other things, US WorldMeds will be exclusively licensed residual intellectual property rights necessary for the manufacture and commercialization of the Assigned Assets and non-exclusively licensed intellectual property rights in Adaptimmune’s vector manufacturing process. Adaptimmune will also provide certain transition services to US WorldMeds pursuant to a transition services agreement on terms specified therein.

US employees involved in the development and commercialization of the Assigned Assets will be offered employment with US WorldMeds to ensure the ongoing success and ability to supply those Assigned Assets. Following the transaction Adaptimmune intends to restructure to support the continued development by US WorldMeds of lete-cel, TECELRA and uza-cel and to maximise value from its remaining assets including its PRAME and CD70 directed T-cell therapies.

TD Cowen acted as financial advisor, and Ropes & Gray LLP provided legal counsel, to Adaptimmune.

Gibson, Dunn & Crutcher LLP provided legal counsel to US WorldMeds.

The transaction will be financed by debt financing led by funds managed by Oaktree Capital Management, L.P. (“Oaktree”), with participation from funds managed by Athyrium Capital Management, LP (“Athyrium”).

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual events or results may differ materially from these forward-looking statements. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “future,” “opportunity” “will likely result,” “target,” variations of such words, and similar expressions or negatives of these words are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of such forward-looking statements include, but are not limited to, express or implied statements regarding: the proposed transaction and related matters; the impact of the proposed transaction on Adaptimmune’s share price; the anticipated benefits of the proposed transaction for Adaptimmune’s financial results and business performance; Adaptimmune’s targets, plans, objectives or goals for future operations, including those related to Adaptimmune’s products or product candidates, research and development, product candidate introductions and product candidate approvals as well as cooperation in relation thereto; projections of or targets for revenues, costs, income (or loss), earnings per share, capital expenditures, dividends, capital structure, net financials and other financial measures; future economic performance, future actions and outcome of contingencies such as legal proceedings; the assumptions underlying or relating to such statements; and other risks and uncertainties contained in Adaptimmune’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including Adaptimmune’s most recently filed Annual Report on Form 10-K and 10-Q. These forward-looking statements speak only as of the date of this release, and Adaptimmune undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $203 billion in assets under management as of March 31, 2025. The firm emphasizes an opportunistic, value-oriented, and risk-controlled approach to investments in credit, equity, and real estate. The firm has more than 1,200 employees and offices in 25 cities worldwide. For additional information, please visit Oaktree's website at http://www.oaktreecapital.com/.

About Athyrium

Athyrium is a specialized asset management company formed in 2008 to focus on investment opportunities in the global healthcare sector. Athyrium advises funds with over $4.6 billion in committed capital. The Athyrium team has substantial investment experience across a wide range of asset classes including public equity, private equity, fixed income, royalties, and other structured securities. Athyrium invests across all healthcare verticals including biopharma, medical devices and products, healthcare focused services, and healthcare information technology. For more information, please visit www.athyrium.com.

Investor Relations and Media Relations
Adrian Rawcliffe – Chief Executive Officer
Adrian.Rawcliffe@adaptimmune.com

Patient Advocacy and Medical Affairs
Laura Gunn – Vice President, Global Medical Affairs
Laura.Gunn@adaptimmune.com

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